Exhibit 99.1
P R E S S    R E L E A S E

Contact:	Robyn Brown Vice President, Investor Relations The Medicines Company 973-290-6000 investor.relations@themedco.com
FOR IMMEDIATE RELEASE:
THE MEDICINES COMPANY ANNOUNCES PRELIMINARY THIRD
QUARTER 2009 TOP LINE RESULTS
PARSIPPANY, NJ, October 6, 2009 – The Medicines Company (NASDAQ: MDCO) today announced preliminary revenue results for the third quarter of 2009. Based on a preliminary review of third quarter results, the Company expects to report total net revenue in the range of $96 to $98 million for the third quarter of 2009, as compared to the $88.1 million reported for the third quarter of 2008.
The Company has scheduled its quarterly conference call for Wednesday, October 28, 2009 at 8:30 a.m. Eastern Time to discuss complete third quarter 2009 financial results and operational developments.
The conference call will be available via phone and webcast. The dial in information is listed below:

Domestic Dial In:	866-515-2915
International Dial In:	617-399-5129
Passcode for both dial in numbers:	71064969
Replay is available from 11:30 a.m. Eastern Time following the conference call through November 4, 2009. To hear a replay of the call, dial 888-286-8010 (domestic) and 617-801-6888 (international). Passcode for both dial in numbers is 57422848. This call is being webcast and can be accessed at The Medicines Company website at www.themedicinescompany.com.

About The Medicines Company
The Medicines Company (NASDAQ: MDCO) is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. The Company markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. The Company’s website is www.themedicinescompany.com.
Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes,” “anticipates” and “expects” and similar expressions, including the Company’s preliminary revenue results, are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s ability to develop its global operations and penetrate foreign markets, whether the Company’s products will advance in the clinical trials process on a timely basis or at all, whether the Company will make regulatory submissions for product candidates on a timely basis, whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all, whether physicians, patients and other key decision makers will accept clinical trial results, risks associated with the establishment of international operations, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on August 10, 2009, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.